1001 Air Brake Avenue Wilmerding, PA 15148 Phone: 412.825.1543 Fax: 412.825.1789	Press Release

Contact:  Tim Wesley at (412) 825-1543

Wabtec Announces $150 Million Senior Notes Offering; Affirms 2003 Guidance

WILMERDING, Pa., July 11, 2003 - Wabtec Corporation (NYSE: WAB) today announced that it intends to offer $150 million of Senior Notes due 2013, in a private placement under Rule 144A of the Securities Act of 1933. The proceeds from the offering will be used to repay debt outstanding under the company’s revolving credit facility and for general corporate purposes.

On or about July 17, 2003, Wabtec expects to report results for the second quarter ended June 30, 2003. In connection with the proposed offering, Wabtec is announcing the following preliminary results for the second quarter:

--Net sales are expected to be about $175 million, compared to $179.8 million in the year-ago quarter;

--Freight Group net sales are expected to increase to about $129 million, compared to $107 million in the year-ago quarter, due primarily to higher sales of components for new freight cars;

--Transit Group net sales are expected to decrease to about $46 million, compared to $73 million in the year-ago quarter, due primarily to the completion of a contract to furnish components for New York City subway cars in 2002;

--Debt at June 30, 2003 is expected to be about $182 million, compared to $241 million at June 30, 2002.

In addition, the company is affirming its previous financial guidance for 2003: sales of about $700 million, EBITDA of about $75 million, free cash of about $40 million and earnings per diluted share of between 50 cents and 60 cents.

1001 Air Brake Avenue Wilmerding, PA 15148 Phone: 412.825.1543 Fax: 412.825.1789	Press Release

The Senior Notes will be offered to qualified institutional investors in reliance on Rule 144A under the Securities Act and may also be offered to non-U.S. persons in reliance on Regulation S under the Securities Act. At the time of the offering, the Senior Notes will not be registered under the Securities Act, and may not be offered or sold in the U.S. absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This announcement does not and will not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be a sale of the Senior Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification.

This press release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ materially from those outlined in the forward-looking statements. Factors that could cause actual results to differ from expectations are included in the company’s filings with the Securities and Exchange Commission, including without limitation the Form 8-K dated
July 11, 2003.

Wabtec Corporation (www.wabtec.com) is one of North America’s largest providers of value-added, technology-based products and services for the rail industry. Through its subsidiaries, the company manufactures a range of products for locomotives, freight cars and passenger transit vehicles. The company also builds new switcher and commuter locomotives, and provides aftermarket services, including locomotive and freight car fleet maintenance. The company has facilities located throughout the world. Wabtec’s mission is to be judged by its stakeholders as the world-class corporation focused on helping its global customers compete more effectively through higher levels of safety, quality and productivity.

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